232 East Street	Exhibit 99.1
Bloomsburg, PA 17815
570 784-4400

October 1, 2013

Dear Valued Shareholder:

I am pleased to announce that the Board of Directors of CCFNB Bancorp, Inc. has authorized the Company to pursue the deregistration of its common stock under the Securities Exchange Act of 1934, as made possible by virtue of the enactment of the Jumpstart Our Business Startups (“JOBS”) Act in 2012.

The decision to pursue deregistration was made after careful consideration of the costs and benefits to the Company of SEC registration. Our review led us to conclude that SEC registration comes at a considerable cost to the Company with little appreciable benefit to our shareholders. Importantly, we do not believe that deregistration will significantly affect trading in Company common stock, which will continue to trade over the counter and be quoted on the OTCQB Market Tier of the OTC Markets under the symbol “CCFN.”

Upon completion of the deregistration process, the Company will no longer be obligated to file reports with the SEC, including, without limitation, annual, quarterly and current reports, nor will the Company be required to file its proxy statements with the SEC. The Company will, however, continue to provide to its shareholders annual reports prepared in accordance with generally accepted accounting principles and proxy statements, and intends to continue to provide its shareholders with quarterly reports of its financial performance. We currently expect to complete the deregistration process during the first quarter of 2014.

Additionally, as a result of its decision to authorize the Company to pursue deregistration, the Board also concluded that it would be appropriate to modify the Company’s Dividend Reinvestment and Stock Purchase Plan to render it an “open market” plan. Unless we inform you otherwise, commencing with the first dividend declared and payable on or after January 1, 2014, all shares purchased under the Plan will be acquired by the plan agent in the open market, rather than from the Company directly. The purchase price for such shares will be the weighted average price of all shares purchased by the plan agent for the relevant investment date.

Your comments and questions are important to us. We invite you to share them with us and thank you for your continued support.

Sincerely,

Lance O. Diehl, President & CEO

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. The statements are valid only as of the date hereof and CCFNB Bancorp, Inc. disclaims any obligation to update this information.